CPI AEROSTRUCTURES, INC. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES REPORTS THIRD QUARTER 2020 RESULTS

Third Quarter 2020 vs. Third Quarter 2019

•	Revenue of $25.6 million compared to $22.7 million;
•	Gross profit of $4.2 million compared to $1.9 million;
•	Gross margin was 16.4% compared to 8.5%;
•	Net income of $0.82 million compared to net loss of $1.3 million;
•	Earnings per diluted share of $0.07 compared to loss per diluted share of $0.11;
•	Cash used by operations was $2.4 million compared to a use of $0.65 million;
•	Total backlog as of September 30, 2020 of $536.9 million including multi-year defense contracts of $480.2 million compared to total backlog as of September 30, 2019 of $523.3 million, including multi-year defense contracts of $454.1 million;
•	Total funded backlog of $189.6 million as of September 30, 2020, of which 97% or $183.9 million is comprised of defense orders, compared to total funded backlog of $153.4 as of September 30, 2019, of which 91%, or $139.7 million is comprised of defense orders.

Nine Months 2020 vs. Nine Months 2019

•	Revenue of $62.2 million compared to $64.8 million;
•	Gross profit of $7.5 million compared to $6.7 million;
•	Gross margin of 12.0% compared to 10.3%;
•	Net loss of $2.6 million compared to a net loss of $3.1 million;
•	Loss per share of $0.22 compared to a loss per share of $0.26;
•	Cash flow used by operations of $3.3 million compared to a use of $4.0 million

EDGEWOOD, N.Y. – December 31, 2020 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE American: CVU) today announced financial results for the three and nine month periods ended September 30, 2020. In addition, CPI Aero has filed Form 10-Q for the quarter ended September 30, 2020; as a result, the company is now current with SEC financial reporting requirements and has regained compliance with the NYSE’s timely filing criteria.

“Third quarter revenue surged 30% over the second quarter as we began to ramp up production on newer defense programs. This production ramp up along with continued effective execution of our funded defense backlog drove a 38% sequential increase in revenue from defense contracts, which more than compensated for ongoing softness in our commercial aviation business. As a result, for the third quarter gross profit margin expanded 330 basis points to 16.4% and the bottom line swung $1.4 million to net income of $0.8 million,” said Douglas McCrosson, president and CEO of CPI Aero.

“Based on our solid third quarter results, we are increasingly confident in our expectations for accelerated revenue and margin improvement for the second half of 2020 compared to the first half and for revenue growth and higher operating income for 2020 compared to 2019. Looking ahead to 2021, our $183.9 million funded defense backlog gives us a high degree of confidence to affirm our previous 2021 outlook for growth in revenue, operating income and operating cash. Our demonstrated track record of competing for and winning new opportunities should help us sustain our strong backlog which will position us well for attractive long-term growth.”

CPI Aero Q3’20 Earnings Press Release	Page 2
December 31, 2020

Conference Call

Management will host a conference call on Monday, January 4, 2021 at 8:30 AM ET to discuss these results. After opening remarks there will be a question and answer period. Interested parties may participate in the call by dialing 844-378-6486 or 412-542-4181. Please call 10 minutes before the conference call is scheduled to begin and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the live call, please go to www.cpiaero.com, click the Investor Relations section, then the Event Calendar. Please go to the website 15 minutes early to download and install any audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance and Electronic Warfare pod systems, primarily for national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the year ended December 31, 2019 and Forms 10-Q for the three-month periods ended March 31, 2020, June 30, 2020,and September 30, 2020.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Investor Relations Counsel:

LHA Investor Relations

Jody Burfening

(212) 838-3777

cpiaero@lhai.com

www.lhai.com

– Tables to Follow –

CPI Aero Q3’20 Earnings Press Release	Page 3
December 31, 2020

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2020 (Unaudited)	2019
ASSETS
Current Assets:
Cash	$3,589,095	$4,052,109
Restricted cash	1,380,684	1,380,684
Accounts receivable, net of allowance for doubtful accounts of $239,547 as of September 30, 2020 and $230,855 as of December 31, 2019	7,309,323	7,029,602
Contract assets	18,409,267	15,280,807
Inventory	8,742,093	5,891,386
Refundable income taxes	35,459	474,904
Prepaid expenses and other current assets	600,889	721,964
Total current assets	40,066,810	34,831,456

Operating lease right-of-use assets	2,730,567	3,886,863
Property and equipment, net	2,618,887	3,282,939
Intangibles, net	281,250	375,000
Goodwill	1,784,254	1,784,254
Other assets	205,844	179,068
Total assets	$47,687,612	$44,339,580

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$13,009,645	$8,199,557
Accrued expenses	3,333,335	2,372,522
Contract liabilities	2,469,441	3,561,707
Loss contract reserve	1,569,447	2,650,963
Current portion of long-term debt	5,377,559	2,484,619
Operating lease liabilities	1,821,136	1,709,153
Income tax payable	1,216	1,216
Total current liabilities	27,581,779	20,979,737

Line of credit	20,738,685	26,738,685
Long-term operating lease liabilities	1,212,573	2,596,784
Long-term debt, net of current portion	7,811,467	1,764,614
Total liabilities	57,344,504	52,079,820

Shareholders’ Deficit:

Common stock - $.001 par value; authorized 50,000,000 shares, 11,926,177 and 11,818,830 shares, respectively, issued and outstanding	11,926	11,819
Additional paid-in capital	71,972,011	71,294,629
Accumulated Deficit	(81,640,829)	(79,046,688)
Total Shareholders’ Deficit	(9,656,892)	(7,740,240)
Total Liabilities and Shareholders’ Deficit	$47,687,612	$44,339,580

CPI Aero Q3’20 Earnings Press Release	Page 4
December 31, 2020

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$25,576,718	$22,689,762	$62,175,872	$64,779,858
Cost of sales	21,394,243	20,757,649	54,715,508	58,120,687
Gross profit	4,182,475	1,932,113	7,460,364	6,659,171

Selling, general and administrative expenses	3,050,644	2,806,498	8,958,986	8,259,945
Income (Loss) from operations	1,131,831	(874,385)	(1,498,622)	(1,600,774)

Interest expense	309,008	378,195	1,085,805	1,464,376
Income (Loss) before provision for income taxes	822,823	(1,252,580)	(2,584,427)	(3,065,150)

Provision for income taxes	7,614	2,471	9,714	5,784
Net loss	$815,209	$(1,255,051)	$(2,594,141)	$(3,070,934)

Income (Loss) per common share – basic	$0.07	$(0.11)	$(0.22)	$(0.26)

Income (Loss) per common share – diluted	$0.07	$(0.11)	$(0.22)	$(0.26)